UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 21, 2006
GATX Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-2328 (Commission File Number)	36-1124040 (IRS Employer Identification No.)
500 West Monroe Street
Chicago, Illinois 60661-3676
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 21, 2006, the Board of Directors of GATX Corporation (the “Company”) approved revised compensation for non-employee directors of the Company effective August 1, 2006, as set forth in the summary below.
COMPENSATION OF NON-EMPLOYEE DIRECTORS
     Each non-employee director receives an annual retainer of $35,000 in cash and phantom units of Common Stock valued at $65,000. The Lead Director receives an additional annual retainer of $30,000, the Chair of the Audit Committee receives an additional annual retainer of $10,000, and the Chair of each of the Compensation and Governance Committees receives an additional annual retainer of $5,000. In addition, each non-employee director receives a meeting fee of $1,500 for each meeting attended of the Board or a committee of the Board of which the director is a member.
     The annual retainer is paid quarterly in arrears. Units of phantom Common Stock are credited to each director’s account in an amount determined by dividing the amount of such payment by the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the last trading day of the month in which the quarterly installment is paid. Each director’s phantom Common Stock account is credited with additional units of phantom Common Stock representing dividends declared on the Company’s Common Stock based on the average of the high and low prices of the Company’s Common Stock on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of the units of phantom Common Stock will be made as soon as is reasonably practical in shares of Common Stock equal in number to the number of units of phantom Common Stock then credited to his or her account. Any fractional units will be paid in cash.
     Non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees, or both, in the form of either cash or units of phantom Common Stock. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom Common Stock, the units are credited to an account for each participating director along with dividends and settled in accordance with his or her election/distribution form on file.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION (Registrant)
/s/ Robert C. Lyons
Robert C. Lyons
Vice-President, Chief Financial Officer (Duly Authorized Officer)

July 26, 2006